EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Employee Stock Purchase Plan of Priority Technology Holdings Inc. of our reports dated March 6, 2025, with respect to the consolidated financial statements of Priority Technology Holdings Inc. Company and the effectiveness of internal control over financial reporting of Priority Technology Holdings Inc. Company included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA
July 18, 2025